Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333- ) of our report dated August 14, 2020, relating to the consolidated financial statements of CytoDyn Inc. appearing in CytoDyn Inc.’s Annual Report on Form 10-K for the year ended May 31, 2020. Our report on the consolidated financial statements contains an explanatory paragraph regarding CytoDyn Inc.’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Warren Averett, LLC
Birmingham, AL
March 3, 2021